EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

 Cheniere Energy Reports Fourth Quarter and YE 2011 Results
Houston, Texas - February 24, 2012 - For the quarter and year ended December 31, 2011, Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) reported a net loss of $57.8 million, or $0.66 per share (basic and diluted), and $198.8 million, or $2.60 per share (basic and diluted), respectively, compared with a net loss of $86.1 million, or $1.51 per share (basic and diluted), and $76.2 million, or $1.37 per share (basic and diluted), respectively, for the same periods in 2010. Excluding a loss on early extinguishment of debt of $49.3 million in the quarter ended December 31, 2010, the net loss for the quarter would have been $36.8 million, or $0.64 per share (basic and diluted). Excluding a gain on the sale of equity method investment of $128.3 million and a loss on the early extinguishment of debt of $50.3 million, the net loss for the year ended December 31, 2010, would have been $154.2 million, or $2.77 per share (basic and diluted). Excluding the significant items for the quarter and year ended December 31, 2010, the increased net loss for the quarter and year ended December 31, 2011, is primarily due to increased development expenses and general and administrative expenses associated with the project being developed by one of our indirectly owned subsidiaries, Sabine Pass Liquefaction, LLC (“Sabine Liquefaction”), to add liquefaction capabilities at the Sabine Pass LNG terminal in Louisiana (the “Liquefaction Project”).
Results are reported on a consolidated basis and include our 88.8% ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”).
Overview of Significant Events

▪	During 2011, Sabine Liquefaction made significant progress on the Liquefaction Project, including the following:

•
received an order from the U.S. Department of Energy (“DOE”) with authorization to export domestically produced natural gas from the Sabine Pass LNG terminal as LNG to any country that has, or in the future develops, the capacity to import LNG and with which trade is permissible;

•
entered into a lump sum turnkey engineering, procurement and construction (“EPC”) agreement with Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) for the first two LNG trains and related facilities at the Sabine Pass LNG terminal for a contract price of $3.9 billion, which is subject to adjustment by change order; and

•
sold an aggregate of approximately 10.5 million mtpa of LNG per year under three long-term LNG Sale and Purchase Agreements (“SPAs”) which commence upon the date of first commercial delivery for the applicable LNG train.

▪	During 2011, we received approximately $468.4 million of net proceeds through equity issuances, including

•	approximately $123.1 million in June 2011 from the sale of 12.7 million shares of common stock in an underwritten public offering;

•	approximately $14.4 million during the fourth quarter from the sale of 1.5 million shares of common stock through an at-the-market program; and

•	approximately $330.9 million in December 2011 from the sale of 41.7 million shares of common stock in an underwritten public offering.

In January 2012, we used $298.0 million of the proceeds from the public offering of common stock in December 2011 to repay the 2007 Term Loan due in May 2012.

As of February 2012, Sabine Liquefaction has contracted additional volumes under SPAs and has now sold approximately 16.0 mtpa of LNG, or approximately 89% of the expected nameplate liquefaction volumes that will be available upon the completion of the liquefaction facilities. The fixed fee component for the SPAs equates to a range between $2.25 per million British thermal units (“MMBtu”) and $3.00 per MMBtu and, in aggregate, the fixed fee component from all four SPAs totals approximately $2.3 billion annually.

2011 Results

Cheniere reported income from operations of $7.8 million and $58.1 million for the quarter and the year ended December 31, 2011, respectively, compared to income from operations of $26.5 million and $104.6 million for the comparable periods in 2010. The decreased income from operations in 2011 is primarily a result of costs incurred for the development of the Liquefaction Project. LNG terminal and pipeline development expenses increased $2.7 million and $28.8 million, respectively, for the quarter and year ended December 31, 2011, compared to the corresponding periods in 2010. General and administrative expenses increased $14.0 million and $19.8 million for the quarter and year ended December 31, 2011 from the comparable 2010 periods primarily due to increased labor costs from additional hiring, non-cash compensation expenses and increased variable compensation expenses. Included in general and administrative expenses were non-cash compensation expenses of $9.4 million and $24.4 million for the quarter and year ended December 31, 2011, respectively, compared to $3.9 million and $16.1 million, respectively, for the comparable 2010 periods.
As of December 31, 2011, we had unrestricted cash and cash equivalents of $459.2 million available to Cheniere, which excludes cash and cash equivalents available to Cheniere Partners. In January 2012, we repaid our 2007 Term Loan which had a balance of $298.0 million.
Additionally, as of December 31, 2011, we had consolidated restricted cash and cash equivalents of approximately $185.1 million, including $4.3 million for Sabine Pass LNG, L.P.'s working capital, $77.1 million for Cheniere Partners' working capital, $96.1 million for interest payments related to Sabine Pass LNG, L.P.'s senior notes and $7.5 million for other restricted purposes.
Liquefaction Project Update
Sabine Liquefaction continues to make progress on the Liquefaction Project, which is being designed and permitted for up to four liquefaction trains, each with a nominal production capability of approximately 4.5 mtpa. Cheniere Partners anticipates LNG exports from the Sabine Pass LNG terminal could commence as early as 2015, with each liquefaction train commencing operations approximately six to nine months after the previous train.
Sabine Liquefaction is advancing towards making a final investment decision on the first two liquefaction trains, which is subject, but not limited, to obtaining regulatory approval from the Federal Energy Regulatory Commission (“FERC”) and obtaining financing.  Sabine Liquefaction estimates that the costs to construct the first two liquefaction trains will be approximately $4.5 billion to $5.0 billion, before financing costs. Sabine Liquefaction expects to finance the first two liquefaction trains with a combination of debt and equity. Construction of the first two liquefaction trains is expected to commence in the first half of 2012.
Commencement of construction for LNG trains 3 and 4 is subject, but not limited, to regulatory approvals, entering into an EPC agreement, obtaining financing and Sabine Liquefaction making a final investment decision.  Sabine Liquefaction has engaged Bechtel to complete front-end engineering and design work and to negotiate a lump sum turnkey contract. Construction for liquefaction trains 3 and 4 is targeted for early 2013.
Summary Liquefaction Project Timeline

Target Date
Milestone	Trains 1 & 2	Trains 3 & 4
▪ DOE export authorization	Received	Received
▪ Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- KOGAS		3.5 mtpa
▪ EPC Contract	Complete	4Q12
▪ Financing commitments	1Q12	1Q13
▪ FERC construction authorization	1H12	1H12
▪ Commence construction	2012	2013
▪ Commence operations	2015/2016	2017/2018

2012 Outlook
Our strategy is to continue developing the Liquefaction Project as discussed above and to continue restructuring and optimizing our finances and capital structure. The next maturity on our indebtedness is in August 2012, which we will address following completion of the financing for the first two liquefaction trains. Options for addressing the maturity include refinancing our existing indebtedness, issuing equity or other securities, selling assets, or a combination of the foregoing.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal.  Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.
For additional information, please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction services. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues
LNG terminal revenues	$68,594	$70,429	$274,272	$269,538
Oil and gas sales	489	688	2,568	2,858
Marketing and trading	3,499	4,320	13,554	19,022
Other	8	36	50	95
Total revenues	72,590	75,473	290,444	291,513

Operating costs and expenses
LNG terminal and pipeline development expenses	7,867	5,225	40,803	11,971
LNG terminal and pipeline operating expenses	10,077	10,742	39,101	42,415
Depreciation, depletion and amortization	15,421	15,365	63,405	63,251
General and administrative expenses	31,311	17,354	88,427	68,626
Other	150	283	562	627
Total operating costs and expenses	64,826	48,969	232,298	186,890

Income from operations	7,764	26,504	58,146	104,623

Gain on sale of equity method investment	—	—	—	128,330
Gain (loss) on early extinguishment of debt	—	(49,309)	—	(50,320)
Interest expense, net	(65,526)	(64,002)	(259,393)	(262,046)
Derivative gain, net	(1,087)	—	(2,251)	461
Other income (expense)	75	191	320	558
Non-controlling interest	1,123	483	4,582	2,191
Income tax provision	(160)	—	(160)	—
Net loss	$(57,811)	$(86,133)	$(198,756)	$(76,203)

Net loss per common share-basic and diluted	$(0.66)	$(1.51)	$(2.60)	$(1.37)

Weighted average number of common shares outstanding-basic and diluted	87,591	57,094	76,483	55,765

	December 31,	December 31,
	2011	2010
Cash and cash equivalents	$459,160	$74,161
Restricted cash and cash equivalents	102,165	73,062
LNG inventory	6,562	1,212
Accounts and interest receivable	3,043	4,699
Prepaid expenses and other	20,522	12,476
Non-current restricted cash and cash equivalents	82,892	82,892
Property, plant and equipment, net	2,107,129	2,157,597
Debt issuance costs, net	33,356	41,656
Goodwill	76,819	76,819
Other assets	23,677	28,933
Total assets	$2,915,325	$2,553,507

Current liabilities	$584,960	$66,334
Long-term debt, net of discount	2,474,711	2,927,509
Deferred revenue	25,500	29,994
Other liabilities	3,146	2,280
Non-controlling interest	208,575	189,021
Stockholders' deficit	(381,567)	(661,631)
Total liabilities and deficit	$2,915,325	$2,553,507

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

CONTACTS:
Investors: Christina Burke, 713-375-5100
Media: Diane Haggard, 713-375-5259